UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2012 (May 24, 2012)

MYOS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
 (Address of Principal Executive Offices)

(973) 509-0444
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2012, Dr. Buzz Aldrin joined the Board of Directors (the “Board”) of MYOS Corporation (the “Company”). The Board has not determined on which committees of the Board Dr. Aldrin will serve.

From 1951 until 1971, Dr. Aldrin served as a pilot in the United States Air Force. In October 1963, he was selected as an astronaut by the National Aeronautics and Space Administration (NASA). In 1966, on the Gemini 12 orbital mission, Dr. Aldrin performed the world’s first successful spacewalk. On July 20, 1969, Dr. Aldrin and Neil Armstrong made their historic Apollo 11 moonwalk, becoming the first two humans to set foot on the moon.

Dr. Aldrin has received three U.S. patents for his schematics of a modular space station, Starbooster reusable rockets, and multi-crew modules for space flight. He founded Starcraft Boosters, Inc., a rocket design company, and the ShareSpace Foundation, a nonprofit devoted to advancing space education, exploration and affordable space flight experiences for all. In June 2011, Dr. Aldrin started Buzz Aldrin Enterprises, LLC, which oversees all aspects of his public appearances, media, licensing, endorsements and efforts to promote the future of the space program.

Dr. Aldrin is an author of seven books including an autobiography entitled, “Magnificent Desolation” which was released in 2009 just before the 40th anniversary of the Apollo 11 moon landing. He has authored two illustrated children's books: “Reaching for the Moon” and “Look to the Stars.” Dr. Aldrin also authored two space science-fact-fiction novels: “The Return” and “Encounter with Tiber.” His non-fiction works include a historical documentary, “Men from Earth,” and an early 1970's autobiography, “Return to Earth.”

Dr. Aldrin attended the U.S. Military Academy at West Point, New York, where he received his Bachelor of Science in mechanical engineering in 1951. He received his Doctorate of Science in Astronautics from the Massachusetts Institute of Technology in 1963.

On May 31, 2012, the Company issued a press release announcing the appointment of Dr. Aldrin to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2012

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: Chief Operating Officer